Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

155 NORTH WACKER DRIVE

CHICAGO, ILLINOIS 60606-1720

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TEL: (312) 407-0700

FAX: (312) 407-0411

www.skadden.com

January 16, 2018

Potlatch Corporation

601 West 1st Avenue, Suite 1600

Spokane, Washington 99201

FIRM/AFFILIATE

OFFICES

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BOSTON

HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

RE: United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Potlatch Corporation (f/k/a Potlatch Holdings, Inc.), a Delaware corporation (“Acquiring”), in connection with the Agreement and Plan of Merger, dated as of October 22, 2017 (the “Merger Agreement”), by and among Acquiring, Portland Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiring (“Merger Sub”), and Deltic Timber Corporation, a Delaware corporation (“Target”), which, among other things, provides for the merger (the “Merger”) of Target with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger and with holders of shares of common stock of Target, par value $0.01 per share (the “Target Common Stock”), receiving, in exchange for their Target Common Stock, solely shares of common stock of Acquiring, par value $1.00 per share (the “Acquiring Common Stock”). This opinion is being delivered in connection with the Registration Statement (File No. 333-221942) of Acquiring on Form S-4 filed on December 7, 2017, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of Acquiring and Target (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

Potlatch Corporation

January 16, 2018

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers of the Representation Parties and that we will render our opinion pursuant to Section 7.02(e) of the Merger Agreement, each on the Closing Date. In addition, we have assumed that Acquiring will qualify for taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year in which the Merger occurs, and that the applicable REIT opinion required to be delivered by us with respect to Acquiring at the closing of the Merger will be delivered and will be correct.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Merger and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or

Potlatch Corporation

January 16, 2018

revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. As required by the Merger Agreement, it is a condition to the closing of the Merger that another opinion of counsel be delivered at such time regarding the matter described in our opinion above.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Questions and Answers,” “Summary—U.S. Federal Income Tax Consequences of the Merger” and “U.S. Federal Income Tax Consequences of the Merger.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP